 Exhibit 5.1

[Letterhead of Pillsbury Winthrop Shaw Pittman LLP]

November 12, 2015

First Northern Community Bancorp
195 North First Street
Dixon, California 95620

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 to be filed by First Northern Community Bancorp, a California corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, relating to 622,768 shares of the Company’s common stock, without par value, to be made available pursuant to the First Northern Community Bancorp 2016 Stock Incentive Plan and 250,000 shares of the Company’s common stock, without par value, to be made available pursuant to the First Northern Community Bancorp 2016 Employee Stock Purchase Plan (collectively, the “Plans”), it is our opinion that such shares, when duly authorized and issued in accordance with the Plans and the applicable resolutions of the Board of Directors, will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of California, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement on Form S-8.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP